COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                           For the Years Ended September 30
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(Dollars in thousands)                     1998           1997           1996

Income before taxes                    $676,284       $615,713       $456,230
Add fixed charges:
   Interest expense                      40,349         46,563         36,866
   Interest factor on rent               12,416          9,202          8,085
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Total fixed charges                      52,765         55,765         44,951

Earnings before fixed charges
   and taxes on income                 $729,049       $671,478       $501,181

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Ratio of earnings to fixed charges         13.8           12.0           11.1
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